Exhibit 99.5

FORM OF BENEFICIAL OWNER ELECTION FORM

The undersigned acknowledge(s) receipt of your letter and the materials referred to therein relating to the distribution of transferable subscription rights (the “Rights”) to purchase shares of Series A Convertible Preferred Stock (the “Series A Preferred”), par value $0.10 per share of Sevcon, Inc. (the “Company”).

This will instruct you whether to exercise rights to purchase shares of Series A Preferred for the account of the undersigned, pursuant to the terms and subject to the conditions set forth in the Company’s Prospectus dated [  ], 2014 (the “Prospectus”).

I (we) hereby instruct you as follows:

Box 1.     ☐        Please DO NOT EXERCISE RIGHTS for shares of Series A Preferred.
Box 2.     ☐        Please EXERCISE RIGHTS for shares of Series A Preferred as set forth below:

Basic Subscription Right

I exercise		x	[ ]	=
	(no. of Rights)		(ratio)		(no. of new shares, rounded down to nearest whole share, but not less than one share)

Therefore, I apply for		x	$[ ]	=	$[ ]
	(no. of new whole shares)		(subscription price)		(amount enclosed)

Over-Subscription Right

Instruction: If you fully exercise your Basic Subscription Right and wish to subscribe for additional shares, you may exercise your Over-Subscription Right for up to [x times] the number of shares purchased on exercise of your Basic Subscription Right subject to allocation as described in the Prospectus.

I apply for		x	$[ ]	=	$
	(no. of whole shares)		(subscription price)		(additional amount enclosed)

Total Payment Required (sum of Basic plus Over-Subscription amounts): $[ ]

I am (we are) making the total payment required in the following manner:

Box 3.    ☐        Payment in the following amount is enclosed $                        .

Box 4.    ☐        Please deduct payment from the following account maintained by you as follows:

Type of Account:
Account No.:
Amount to be deducted: $

(The total of the above two boxes must equal the “Total Payment Required” specified above.)

Transfer of Rights

Box 5.    ☐        Please sell                          of my (our) Rights.
(no. of rights)

Instruction:  Please note that the Rights are a new issue of securities with no prior trading market, and there can be no assurances that the Rights will trade on the NASDAQ Capital Market, that a market for the Rights will develop or, if a market does develop, of the prices at which the Rights will trade or whether such market will be sustainable throughout the period when the Rights are transferable.

Name(s) of beneficial owner(s):*

Signature(s) of beneficial owner(s):*

* When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners must each sign personally.

Address (including Zip Code):

Telephone Number: